Exhibit 99.1

News Release
Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Reports Net Income More Than Doubles on 38% Increase in Sales for First Quarter Fiscal 2009
•	Sales grew to $27.6 million in first quarter fiscal 2009

•	Earnings per diluted share more than doubled to $1.11 in the first quarter fiscal 2009

•	Backlog increased to $76.0 million
BATAVIA, NY, August 1, 2008 – Graham Corporation (AMEX: GHM), a manufacturer of critical equipment for the oil refinery, petrochemical and power industries, today reported that net sales were $27.6 million in the first quarter of fiscal 2009, which ended June 30, 2008, a 38.3% increase compared with net sales of $20.0 million in the first quarter of fiscal 2008. Net income more than doubled to $5.7 million, or $1.11 per diluted share, compared with $2.7 million, or $0.53 per diluted share, in the same period the prior fiscal year.
Higher sales of condensers, aftermarket equipment and pump packages drove net sales growth in the first quarter. Aftermarket sales increased 210% to $8.9 million, or 32.2% of net sales, in the first quarter of fiscal 2009 compared with the same period the prior year. Pump package sales increased 229% to $1.9 million, or 7.0% of total net sales, in the first quarter of fiscal 2009 compared with the same period the prior year. In the first quarter of fiscal 2009, approximately $4.0 million of aftermarket products were delivered for a $5.0 million capital spares order that was placed in October 2007. Sales of condensers comprised $5.8 million, or 21.0% of total net sales, in the first quarter of fiscal 2009 compared with $3.8 million, or 19.2% of net sales, in the same period the prior year. Ejector system sales contributed $8.1 million, or 29.4% of net sales, in the first quarter of fiscal 2009 compared with $10.5 million, or 52.5%, in the first quarter of fiscal 2008. The balance of the sales in the first quarter of fiscal 2009, $2.9 million or 10.4% of total sales, were for the Company’s heat exchanger products.
Mr. James R. Lines, President and Chief Executive Officer of Graham, commented, “From all indications, we believe the increasing demand for energy is likely to continue both domestically and internationally, and consequently, the strength and activity of the worldwide refining sector is likely to remain robust over the next several years. The expected development of new sources of energy, such as the Canadian tar sands, gas-to-liquid and coal-to-liquid, and eventually nuclear power, provide many opportunities for the installation of our products.
“Resources throughout the entire supply chain, from engineering and procurement contractors to raw material and critical equipment suppliers, similar to Graham, are constrained. We believe all of these factors will serve to elongate this period of unprecedented demand for our products. Yet, more significant are the productivity enhancements in manufacturing and engineering that have occurred at Graham that have enabled us to be more aggressive and capture greater market share than we have historically.”
Sales to the U.S. were 67% of the total in the first quarter of fiscal 2009, up from 46% of sales in the same period the prior year. Such increase was a result of the aforementioned large aftermarket and pump sales orders for domestic refineries. Sales to international customers were 33% of total sales in the first quarter of fiscal 2009, down from 54% of total sales in the first quarter of fiscal 2008. Such decrease was primarily a result of decreased sales to the Middle East. Fluctuations in sales among
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Graham Corporation Reports Net Income More Than Doubles on 38% Increase in Sales	Page 2
August 1, 2008
products and geographic locations can vary measurably from quarter-to-quarter based on the timing and magnitude of projects.
From an industry perspective, sales in the first quarter of fiscal 2009 were 52% to the refinery industry, 19% to the chemical/petrochemical industries and 29% to other industrial applications compared with 48%, 23% and 29% in the first quarter of fiscal 2008, respectively.
Additional historical information regarding sales by industry and region are contained in the tables at the end of this press release.
Costs and expenses
In the first quarter of fiscal 2009, gross profit was $12.2 million, or 44.2% of sales, compared with $6.7 million, or 33.4% of sales, in the first quarter of fiscal 2008. Higher aftermarket sales, which tend to have larger margins, as well as improved product mix due to project acceptance selectivity combined with engineering and manufacturing operating efficiency gains all contributed to the quarter-over-quarter profitability increase. Approximately 14% of manufacturing production hours were outsourced in the first quarter of fiscal 2009.
Selling, general and administrative (“SG&A”) expenses were $3.8 million, or 13.8% of sales, in the first quarter of fiscal 2009 compared with $3.1 million, or 15.4% of sales, in the same period the prior fiscal year. Higher variable costs, such as sales commissions and variable compensation, related to the growth in sales and net income contributed to the increased expenses. The resulting operating margin increased to 30.4% in the first quarter of fiscal 2009 compared with 18.0% in the first quarter of fiscal 2008. For fiscal 2009, SG&A expenses are expected to be in the range of 14% to 15% of sales.
Mr. Lines commented, “We believe that the operational changes we have implemented over the past two years have not only increased our manufacturing and engineering capacity but have also strengthened our earnings power. There are additional improvements we intend to implement over the course of fiscal 2009 that we believe will enable us to achieve our growth expectations for the year and well beyond.”
Interest income in the first quarter of fiscal 2009 declined to $131 thousand compared with $230 thousand in the same period the prior fiscal year primarily as a result of lower interest rates.
The effective tax rate was 33.3%, in the first quarter of fiscal 2009 which reflected the estimated annual effective tax rate.
Balance Sheet and Cash Management
Net cash provided by operating activities was $6.9 million in the first quarter of fiscal 2009 compared with $5.0 million in the first quarter of fiscal 2008 as a result of greater net income. Cash, cash equivalents and investments at June 30, 2008 were $45.0 million compared with $36.8 million as of March 31, 2008. Approximately $40.8 million is invested in United States treasury notes with maturity periods of 91 to 120 days. There was $8.9 million of outstanding letters of credit and no borrowings outstanding on the Company’s $30.0 million revolving line of credit as of June 30, 2008.
Capital expenditures were $219 thousand in the first quarter of fiscal 2009 compared with $163 thousand in the first quarter of fiscal 2008. Capital expenditures for the fiscal year ending March 31, 2009, are expected to be approximately $2.1 million with approximately 34% for machinery, 53% for information technology and 13% for other expenditures. An estimated 69% of the fiscal 2009 spending will be for productivity improvements and the remaining 31% for maintenance and other general purposes.
As separately reported yesterday, the Board of Directors declared a dividend increase from $0.12 to $0.16 per common share. The Board of Directors declared a two-for-one common stock split which will be effected as a stock dividend, resulting in approximately 10.1 million post-split common shares outstanding.
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Graham Corporation Reports Net Income More Than Doubles on 38% Increase in Sales	Page 3
August 1, 2008
Outlook
Orders received in the first quarter of fiscal 2009 were $27.8 million, a 12% increase compared with orders of $24.8 million in the same period the prior fiscal year. Higher orders for surface condensers for refinery, petrochemical and electric power applications, contributed to 31% of total orders in the period compared with 14% in the same period the prior fiscal year. Refinery sector orders decreased to 42% of the total in the first quarter of fiscal 2009 compared with 64% in the same period the prior fiscal year while ejector sales represented 29% and 53% of the total during the current and prior year periods, respectively. Orders for other industrial and commercial applications, including electric power applications, increased to 31% in the first quarter of fiscal 2009 from 18% in the same period the prior fiscal year.
International orders increased to 65% of the total in the first quarter of fiscal 2009 compared with 18% in the same period the prior fiscal year on strong demand from the refining, petrochemical and power sectors in Canada, Asia and the Middle East.
Due to the large value of ejector and condenser orders, timing of order acceptance can significantly impact any particular reporting period. Graham does not believe that quarter-to-quarter comparisons are indicative of future business trends.
Backlog was $76.0 million at June 30, 2008, up 28% compared with $59.2 million at June 30, 2007. Approximately 49% of projects in the backlog at the end of the first quarter of fiscal 2009 are for oil refinery projects, 28% for chemical and petrochemical projects and 23% for other industrial or commercial applications compared with 51%, 31% and 18% at the end of the same period the prior fiscal year. Approximately 93% to 95% of projects in backlog are expected to be converted to sales within the next twelve months.
Mr. Lines concluded, “We have high-quality orders in our backlog, and our potential bookings pipeline remains robust. We continue to believe that we can achieve our goal to more than double revenue over the next few years through a combination of organic growth and potential acquisitions, among other options. We expect fiscal 2009 revenue to grow approximately 15% to 20% this fiscal year and believe that such growth will be at the upper end of the range. Because of the quality of our backlog and the success of our productivity gains, we are raising our gross margin expectations to be in the 39% to 42% range, also with the belief that we will achieve the upper end of the range.”
Webcast and Conference Call
Graham’s senior management team will host a conference call and live webcast today at 11:00 a.m. EST. During the conference call and webcast, James R. Lines, President and CEO, and J. Ronald Hansen, Vice President Finance and Administration and CFO, will review Graham’s financial and operating results for the first quarter of fiscal 2009 as well as its strategy and outlook. A question-and-answer session will follow.
Graham’s conference call and live webcast can be accessed as follows:
▪	The live webcast can be found at http://www.graham-mfg.com. Participants should go to the website 10 -15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

▪	The teleconference can be accessed by dialling 1-201-689-8560 and referencing conference ID number 291806 approximately 5 - 10 minutes prior to the call.
The conference call and webcast will be archived and can be reviewed as follows:
▪	The webcast will be archived at http://www.graham-mfg.com and a transcript will be posted once available. The webcast and transcript will remain available on the website for approximately 30 days.
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Graham Corporation Reports Net Income More Than Doubles on 38% Increase in Sales	Page 4
August 1, 2008
▪	A replay can be heard by calling 1-201-612-7415, and entering the account number 3055 and conference ID number 291806 The telephonic replay will be available through August 8, 2008 at 11:59 p.m. Eastern Time.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 72 years, Graham has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website: www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to statements relating to anticipated revenues, profit margins, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which Graham Corporation operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, including under the heading entitled “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President - Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
-OR-
Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
FINANCIAL TABLES FOLLOW.
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Graham Corporation Reports Net Income More Than Doubles on 38% Increase in Sales August 1, 2008	Page 5
Graham Corporation First Quarter Fiscal 2009
Consolidated Statements of Operations and Retained Earnings
(Amounts in thousands, except per share data)
(unaudited)

	Three Months Ended
	June 30,		%
	2008	2007	Change

Net sales	$27,647	$19,987	38.3%

Cost of products sold	15,429	13,308	15.9%

Gross profit	12,218	6,679	82.9%

Gross profit margin	44.2%	33.4%	32.3%
Expenses and other income:
Selling, general and administrative	3,822	3,078	24.2%
Operating profit	8,396	3,601	133.2%
Operating profit margin	30.4%	18.0%	68.9%
Interest income	(131)	(230)	(43.0)%
Interest expense	1	6	(83.3)%

Income before income taxes	8,526	3,825	122.9%
Provision for income taxes	2,842	1,167	143.5%

Net income	$5,684	$2,658	113.8%

Per share data
Basic
Net income	$1.13	$0.54	109.3%

Diluted
Net income	$1.11	$0.53	109.4%

Weighted average common shares outstanding:
Basic	5,042	4,905
Diluted	5,102	5,015

Dividends declared per share	$0.03	$0.02
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Graham Corporation Reports Net Income More Than Doubles on 38% Increase in Sales August 1, 2008	Page 6
Graham Corporation First Quarter Fiscal 2009
Consolidated Balance Sheets
(Amounts in thousands, except per share data)
(unaudited)

	June 30,	March 31,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$4,222	$2,112
Investments	40,757	34,681
Trade accounts receivable, net of allowances ($41 at June 30 and March 31, 2008)	9,711	5,052
Unbilled revenue	6,248	8,763
Inventories	4,871	4,797
Domestic and foreign income taxes receivable	—	1,502
Prepaid expenses and other current assets	516	463

Total current assets	66,325	57,370
Property, plant and equipment, net	9,063	9,060
Deferred income tax asset	57	70
Prepaid pension asset	3,422	4,186
Other assets	22	25

Total assets	$78,889	$70,711

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$27	$20
Accounts payable	6,060	5,461
Accrued compensation	3,624	4,517
Accrued expenses and other liabilities	1,875	2,114
Customer deposits	7,994	5,985
Income taxes payable	242	—
Deferred income tax liability	2,275	2,275

Total current liabilities	22,097	20,372

Capital lease obligations	50	36
Accrued compensation	242	232
Deferred income tax liability	76	315
Accrued pension liability	277	271
Accrued postretirement benefits	923	949

Total liabilities	23,665	22,175

Stockholders’ equity:
Preferred stock, $1 par value - Authorized, 500 shares Common stock, $.10 par value - Authorized, 6,000 shares Issued, 5,040 and 4,991 shares at June 30 and March 31, 2008, respectively	504	499
Capital in excess of par value	14,194	12,674
Retained earnings	42,786	37,216
Accumulated other comprehensive loss	(2,214)	(1,820)
Other	(46)	(33)

Total stockholders’ equity	55,224	48,536

Total liabilities and stockholders’ equity	$78,889	$70,711

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Graham Corporation Reports Net Income More Than Doubles on 38% Increase in Sales August 1, 2008	Page 7
Graham Corporation First Quarter Fiscal 2009
Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands)
(unaudited)

	Three Months Ended June 30,
	2008	2007
Operating activities:
Net income	$5,684	$2,658

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	267	231
Discount accretion on investments	(126)	(191)
Stock-based compensation expense	91	32
Deferred income taxes	30	1,174
(Increase) decrease in operating assets:
Accounts receivable	(4,659)	1,547
Unbilled revenue	2,522	(956)
Inventories	(74)	1,095
Domestic and foreign income taxes receivable	1,744	7
Prepaid expenses and other current and non-current assets	(51)	(273)
Prepaid pension asset	(37)	(10)
Increase (decrease) in operating liabilities:
Accounts payable	591	(688)
Accrued compensation, accrued expenses and other current and non-current liabilities	(1,137)	(1,017)
Customer deposits	2,003	1,370
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	25	24

Total adjustments	1,189	2,345

Net cash provided by operating activities	6,873	5,003

Investing activities:
Purchase of property, plant and equipment	(219)	(163)
Purchase of investments	(35,700)	(16,680)
Redemption of investments at maturity	29,750	11,250

Net cash used by investing activities	(6,169)	(5,593)

Financing activities:
Issuance of common stock	393	204
Dividends paid	(151)	(97)
Excess tax deduction on stock awards	1,040	—
Other	(19)	5

Net cash provided by financing activities	1,263	112

Effect of exchange rate changes on cash	143	7

Net increase (decrease) in cash and cash equivalents	2,110	(471)
Cash and cash equivalents at beginning of year	2,112	1,375

Cash and cash equivalents at end of year	$4,222	$904

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Graham Corporation Reports Net Income More Than Doubles on 38% Increase in Sales August 1, 2008	Page 8
Graham Corporation First Quarter Fiscal 2009
Additional Information
ORDER AND BACKLOG TREND
($, in millions)

	Q108	Q208	Q308	Q408	FY 2008	Q109
	6/30/07	9/30/07	12/31/07	3/31/08	3/31/08	6/30/08

Orders	$24.9	$20.5	$26.6	$35.1	$107.1	$27.8

Backlog	$59.2	$56.8	$63.0	$75.7	$75.7	$76.0
SALES BY INDUSTRY
($, in millions)

	Q108%		Q208%		Q308%		Q408%		FY 2008%		Q109%
	6/30/07	Total	9/30/07	Total	12/31/07	Total	3/31/08	Total	3/31/08	Total	6/30/08	Total

Refining	$9.7	48%	$12.0	52%	$7.8	38%	$7.5	33%	$37.0	43%	$14.4	52%

Chem/ Petrochemical	$4.6	23%	$6.5	28%	$8.5	41%	$7.3	32%	$26.9	31%	$5.3	19%

Power	$0.8	4%	$0.4	2%	$0.1	1%	$0.1	0%	$1.4	2%	$1.3	5%

Other	$4.9	25%	$4.2	18%	$4.1	20%	$7.9	35%	$21.1	24%	$6.6	24%

Total	$20.0		$23.1		$20.5		$22.8		$86.4		$27.6
SALES BY REGION
($, in millions)

	Q108%		Q208%		Q308%		Q408%		FY 2008%		Q109%
	6/30/07	Total	9/30/07	Total	12/31/07	Total	3/31/08	Total	3/31/08	Total	6/30/08	Total

North America	$11.7	59%	$17.8	77%	$11.2	55%	$12.0	53%	$52.7	61%	$20.9	76%

Middle East	$4.2	21%	$0.5	2%	$1.6	8%	$3.7	16%	$10.0	11%	$2.0	7%

Asia	$2.5	12%	$2.1	9%	$3.9	19%	$4.3	19%	$12.8	15%	$3.0	11%

Other	$1.6	8%	$2.7	12%	$3.8	18%	$2.8	12%	$10.9	13%	$1.7	6%

Total	$20.0		$23.1		$20.5		$22.8		$86.4		$27.6
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